EXHIBIT 5.1
September 1, 2005
Holly Energy Partners, L.P.
Holly Energy Finance Corp.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Ladies and Gentlemen:
     We have acted as counsel for Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Holly Energy Finance Corp. (“Finance Corp.” and collectively with the Partnership, the “Issuers”) and certain of the Partnership’s subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Issuers under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange by the Issuers (the “Exchange Offer”) of $185,000,000 aggregate principal amount of their 6 1/4% Senior Notes due 2015 (the “Initial Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Exchange Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the “Notes.” The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated February 28, 2005, as supplemented by the First Supplemental Indenture dated March 10, 2005 and the Second Supplemental Indenture dated April 27, 2005, each among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee (collectively, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.
     We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

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Holly Energy Partners, L.P. September 1, 2005 Page 2
     Based on the foregoing, we are of the opinion that:
     (a) When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, and (ii) the Guarantees of the Subsidiary Guarantors will be valid and binding obligations of such subsidiaries, enforceable against each such Subsidiary Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.
     (b) We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the Initial Notes for the Exchange Notes.
     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the State of Delaware and the laws of the State of Texas, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the captions “Legal Matters” and “U.S. Federal Income Tax Consequences.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins, LLP